Exhibit 99.2

Terayon Reports Third Quarter 2003 Financial Results

Santa Clara, California – October 22, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading innovator of intelligent broadband access, today announced financial results in line with its previously-raised guidance for the third quarter ended September 30, 2003.

     Revenues for the third quarter of 2003 were $37.6 million, an increase of 54% compared to $24.5 million for the third quarter of 2002, and an increase of 23% from $30.6 million for the second quarter of 2003. Net loss for the third quarter of 2003 was $7.2 million, or $0.10 per share, which compares to a net loss of $16.0 million, or $0.22 per share, for the third quarter of 2002 and a net loss of $13.1 million, or $0.18 per share, for the second quarter of 2003.

     “We are pleased with our performance this quarter, as cable operators continue to validate the economic and performance advantages of our DOCSIS 2.0 and digital video solutions in the face of increasing competition from telecom and satellite offerings,” said Zaki Rakib, Terayon’s Chief Executive Officer. “The growing need for cable operators to offer competitive services such as high-speed data access, High Definition TV (HDTV), and Video on Demand creates bandwidth management challenges that they are addressing using Terayon solutions such as the DOCSIS 2.0 BW CMTS, DOCSIS 2.0 cable modems, and the DM 6400 Network CherryPicker. We are encouraged by an improving trend in cable operator capital spending and believe that we are well positioned for revenue growth in the fourth quarter due to our industry leading solutions and our continued focus on operational execution.”

     Included in non-operating income for the third quarter of 2003 is a non-recurring gain of approximately $1.3 million, or $0.02 per share, due to the sale of the Company’s telco Miniplex product line and the reversal of a liability related to an overseas government R&D grant.

     Terayon ended the third quarter with $149.4 million in cash, cash equivalents and short-term investments, and $65.1 million in convertible debt due in 2007. Accounts receivable days sales outstanding (DSO) for the third quarter of 2003 was 71 days, compared with 70 days reported for the quarter ended June 30, 2003.

     For the fourth quarter of 2003, Terayon expects to report revenue in the range of $40 million to $43 million and anticipates a net loss in the range of $0.07 to $0.09 per share.

     Terayon will host a conference call today at 2 p.m. Pacific Time to further discuss its third quarter 2003 financial performance. A live audio webcast of the call will be available to the public from Terayon’s website at www.terayon.com. In addition, a replay of the conference call will be available via telephone beginning October 22 at approximately 4 p.m. Pacific Time, and will be available through the close of business on November 21, 2003. Participants can access the replay by dialing 877-213-9653 (U.S.) or 630-652-3041 (international). The access code for the replay is 7875743. A replay of the audio webcast will also be available online at www.terayon.com.

About Terayon

     Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon is on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon that involve risks and uncertainties. These statements include the continued validation by cable operators of the advantages of Terayon’s DOCSIS 2.0 and digital video solutions, the improving cable industry trends and their positive effects on Terayon’s revenue growth in the fourth quarter of 2003 and the preliminary guidance on fourth quarter 2003 revenues and net loss per share. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release, including Terayon’s ability to gain new business; Terayon’s ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon’s new products in the market; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; Terayon’s ability to lower and align its operating expenses with market conditions, and the continuation of improving trends in the cable industry, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission. For more information about these and other potential factors that could affect Terayon’s business and financial results, see the discussion of “Risk Factors” in Terayon’s 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003, which are available on the SEC’s Web site at www.sec.gov.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended

	September 30,	June 30,	September 30,
	2003	2003	2002

Revenues	$37,628	$30,599	$24,475
Cost of goods sold	27,434	23,736	24,179

Gross profit	10,194	6,863	296

Operating expenses:
Research and development	9,363	10,432	14,315
Sales and marketing	6,452	6,560	9,026
General and administrative	2,783	3,000	4,467
Restructuring costs (reversal) and asset write-offs	(244)	(115)	4,950

Total operating expense	18,354	19,877	32,758

Loss from operations	(8,160)	(13,014)	(32,462)
Interest income	583	909	1,526
Interest expense	(787)	(814)	(990)
Other income (expense)	1,238	(160)	268
Gain on early retirement of debt	—	—	15,813

Loss before income tax expense	(7,126)	(13,079)	(15,845)
Income tax expense	(84)	(60)	(127)

Net loss	$(7,210)	$(13,139)	$(15,972)

Net loss per share, basic and diluted	$(0.10)	$(0.18)	$(0.22)

Shares used in per share calculation, basic and diluted	74,551	73,721	73,122

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,

	2003	2002

Revenues	$90,495	$104,100
Cost of goods sold	70,762	78,340

Gross profit	19,733	25,760

Operating expenses:
Research and development	32,797	45,959
Sales and marketing	19,741	28,020
General and administrative	9,510	11,653
Restructuring costs and asset write-offs	2,803	8,922

Total operating expense	64,851	94,554

Loss from operations	(45,118)	(68,794)
Interest income	2,394	5,636
Interest expense	(2,438)	(5,347)
Other income (expense)	1,038	(4,197)
Gain on early retirement of debt	—	49,089

Loss before income tax expense	(44,124)	(23,613)
Income tax expense	(214)	(134)

Net loss	$(44,338)	$(23,747)

Net loss per share, basic and diluted	$(0.60)	$(0.33)

Shares used in per share calculation, basic and diluted	73,994	72,828

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$42,437	$117,079
Short-term investments	106,954	89,424
Accounts receivable, net	29,586	17,197
Other receivables, net	3,329	2,597
Inventories, net	5,508	8,257
Prepaid expenses and other	4,175	8,263

Total current assets	191,989	242,817

Property and equipment, net	12,970	17,906
Intangibles and other assets, net	12,500	14,987

Total assets	$217,459	$275,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,330	$23,920
Accrued payroll and other liabilities	30,058	46,068

Total current liabilities	53,388	69,988

Non-current liabilities	68,409	68,580
Stockholders’ equity	95,662	137,142

Total liabilities and stockholders’ equity	$217,459	$275,710